Exhibit 3.24

LIMITED LIABILITY COMPANY AGREEMENT

OF

BLUE RIDGE GENERATION LLC

THE UNDERSIGNED is executing this Limited Liability Company Agreement (“Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (as amended or replaced from time to time, the “Delaware Act”), and does hereby certify and agree as follows:

ARTICLE I
DEFINITIONS

1.1                               DEFINITIONS.  In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such relevant Person in question.

“Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Section 2.8 hereof.

“Initial Member” means:

BLUE RIDGE GENERATION INC., a Delaware corporation;

“Interest” means the ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member’s Percentage Interest in profits, losses, allocations and distributions, (ii) such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) such Member’s other rights and privileges as herein provided.

“Members” means the Initial Member and all other persons or entities admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members.  Reference to a “Member” means any one of the Members.

“Percentage Interest” means a Member’s share of the profits and losses of the Company and the Member’s percentage share of distributions of the Company’s assets, as determined by the percentage of cash or other property contributed by such Member to the Company as a percentage of all cash or other property contributed by all the Members to the Company.  The combined Percentage Interest of all Members shall at all times equal 100%.

“Person” means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

ARTICLE II
ORGANIZATION MATTERS

2.1                               Name; Formation.  The name of the Company shall be Blue Ridge Generation LLC, or such other name as the Members may from time to time hereafter designate.

2.2                               Purpose.  The purposes of the Company are to engage in any lawful activity.

2.3                               Offices.  The principal office of the Company, and such additional offices as the Members may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Members may designate from time to time.  The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, DE 19801.  The registered agent of the Company for service of process at such address is The Corporation Trust Company.

2.4                               Term.  The Company shall continue until dissolved and terminated in accordance with Section 2.12 of this agreement.

2.5                               Organizational Certificate.  A Certificate of Formation was filed with the Delaware Secretary of State on May 21, 2001.

2.6                               Members.  The name and business or residence address of the Initial Member is Blue Ridge Generation Inc., 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

2.7                               Management of the Company.  The management of the Company is fully vested in the Members, acting exclusively in their membership capacities.  The Members may from time to time designate persons to act as officers of the Company to act on the Company’s behalf at the Members’ direction.

(a)                                 No Member shall have the authority or power to act for or on behalf of the Company to do any act that would be binding on the Company, or to incur any obligation or make any expenditure on behalf of the Company, except and only to the extent expressly so authorized in a written resolution approved by all of the Members.

(b)                                 WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL REQUIRED UNDER THIS AGREEMENT, EACH MEMBER MAY GRANT OR WITHHOLD SUCH VOTE, CONSENT OR APPROVAL (A) IN ITS SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO SUCH CONDITIONS AS IT SHALL DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY.

2.8                               Capital Contributions; Capital Accounts; Administrative Matters.

(a)                                 The Initial Member has contributed to the Company in cash $1,000.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, each Member’s capital account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the regulations thereunder (the “Regulations”), including, without limitation, (i) the adjustments permitted or required by Internal Revenue Code Sections 704(b) and, to the extent applicable, the principles expressed in Internal Revenue Code Section 704(c) and (ii) adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Internal Revenue Code Section 704(b).

(c)                                  The Company hereby designates Blue Ridge Generation Inc. as “Tax Matters Member” for purposes of Internal Revenue Code Section 6231 and the Regulations promulgated thereunder.  The Tax Matters Member shall promptly advise each Member of any audit proceedings proposed to be conducted with respect to the Company.

(d)                                 It is the intention of the Members that the Company shall be taxed as a “partnership” for federal, state, local, and foreign income tax purposes.  The Members agree to take all reasonable actions as may reasonably be required in order for the Company, in its capacity as a limited liability company, to qualify for and receive “partnership” treatment for federal, state, local and foreign income tax purposes.

(e)                                  The fiscal year of the Company shall be a calendar year.

(f)                                   All items of Company income, gain, loss, deduction, credit or the like shall be allocated among the Members in accordance with their respective Percentage Interests.

2.9                               Additional Members.  The Members, acting unanimously, shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by all of the Members.

2.10                        Distributions.  Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members acting unanimously may determine.  Distributions shall be made to (and profits and losses shall be allocated among) Members pro rata in accordance with their respective Percentage Interests.

2.11                        Return of Capital.  No Member shall have any liability for the return of any Member’s Capital Contribution which Capital Contribution shall be payable solely from the assets of the Company at the absolute discretion of the Members, subject to the requirements of the Delaware Act.

2.12                        Dissolution.  The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)                                 The determination of all the Members to dissolve the Company; or

(b)                                 Any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

2.13                        Limitation on Liability.  The debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

2.14                        Standard of Care; Indemnification of Members, Officers, Employees, and Agents.

(a)                                 No Member shall have any personal liability whatsoever to the Company or any other Member on account of such Member’s status as a Member or by reason of such Member’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Member against any liability to the Company or the Members to which such Member would otherwise be subject by reason of (i) any act or omission of such Member that involves actual fraud or willful misconduct or (ii) any transaction from which such Member derived improper personal benefit.

(b)                                 The Company shall indemnify and hold harmless each Member, the Affiliates of any Member and the officers, employees or agents of the Company (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit.  The indemnities provided hereunder shall survive termination of the Company and this Agreement.  Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members.  Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c)                                  The contract rights to indemnification and to the advancement of expenses conferred in this Section 2.14 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise.

(d)                                 The Company may maintain insurance, at its expense, to protect itself and any Member, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Delaware Act.

(e)                                  The Company may, to the extent authorized from time to time by the Members, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 2.14 with respect to the indemnification and advancement of expense of Members of the Company.

2.15                        Amendments.  This Agreement may be amended only upon the written consent of all Members.

2.16                        Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.